Exhibit 5.1

345 Park Avenue New York, NY 10154-1895	Direct Main Fax	212.407.4000 212.407.4000 212.407.4990

January 12, 2021

IT Tech Packaging, Inc.

Science Park, Juli Rd, Xushui District

Baoding City, Hebei Province

The People’s Republic of China 072550

Ladies and Gentlemen:

We have acted as counsel to IT Tech Packaging, Inc., a Nevada corporation (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (File No. 333-251562) on December 22, 2020 (as amended on January 12, 2021, the “Registration Statement”) registering the offering by the Company of up to (i) 18,750,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), (ii) 18,750,000 warrants, (the “Warrants”), each exercisable to purchase one share of Common Stock, and (iii) shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

1. The Shares have been duly authorized and, when issued, delivered and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

2. The Warrants, when duly executed by the Company and duly delivered to the purchasers thereof against payment therefor as described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. The Warrant Shares have been duly authorized, and if, as, and when the Warrant Shares are issued and delivered by the Company upon exercise of the Warrants in accordance with the terms thereof, including, without limitation, the payment in full of applicable consideration, the Warrant Shares will be validly issued, fully paid and non-assessable.

IT Tech Packaging, Inc.

The opinion we express in paragraph 2, above, is based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a securities lawyer who is a member of the bar of the State of New York and practicing before the Commission exercising customary professional diligence would reasonably recognize as being applicable to the foregoing transactions

The opinion set forth in paragraph 2, above, is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless whether considered in a proceeding in equity or at law.

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effector enforceability of any such provision is to be determined by any court other than a state court of the State of New York or (ii) waivers by the Company of any statutory or constitutional rights or remedies. We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

The opinions we express herein are limited to matters involving the internal laws of the State of New York and applicable statutory provisions of the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and applicable provisions of the Nevada Constitution. We express no opinion with respect to any other laws.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading, “Legal Matters,” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP